Exhibit 10.3

***Text Omitted and Filed Separately with

The Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

AMENDED AND RESTATED

IVD TEST development AND COMPONENT SUPPLY AGREEMENT

This Amended and Restated IVD Test Development and Component Supply Agreement (the “Agreement”) is effective as of May 31, 2017 (the “Effective Date”) and is made by and between Illumina, Inc., a Delaware corporation having a place of business at 5200 Illumina Way, San Diego, California 92122, (“Illumina”) and HTG Molecular Diagnostics, Inc., a Delaware corporation having a place of business at 3430 E Global Loop, Tucson, Arizona 85706 (“Company”).  Illumina and Company may also individually be referred to herein as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Company desires to develop and commercialize one or more test kits that will use components supplied by Illumina and will be commercialized for use on Illumina’s diagnostic instrument(s);

WHEREAS, Illumina is willing to supply certain components for the test kits and provide Company certain regulatory and development support for such test kits;

WHEREAS the Parties previously entered into an IVD Test Development and Component Supply Agreement, dated October 15, 2014 (“Original Agreement”), and a first Development Plan, dated October 29, 2015, as amended on August 23, 2016 (collectively, “First Development Plan”).

WHEREAS the Parties now wish to amend and restate the Original Agreement in its entirety as of the Effective Date, provided that the Parties intend the Original Agreement terms and conditions to apply to any liability that accrued under the Original Agreement or First Development Plan prior to the Effective Date of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby amend and restate the Original Agreement in its entirety, on and as of the Effective Date, and agree as follows:

Article I.
Definitions

The following capitalized terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.  Without limiting the generality of the foregoing, a

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Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.  Notwithstanding the foregoing, Helix Holdings I, LLC, and its subsidiaries and members, and GRAIL, Inc., and its subsidiaries and shareholders, are not Affiliates of Illumina for purposes of this Agreement.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to its obligations expressly specified in this Agreement, the reasonable, diligent, good faith efforts to accomplish such obligations as such Party would normally use to accomplish similar obligations under similar circumstances.  Commercially Reasonable Efforts shall be determined on a case-by-case basis, and it is anticipated that the level of effort shall be different for different markets, and shall change over time, reflecting (among other things) changes in the status of the applicable market(s) involved.

“Components” means, as context requires, those components that Illumina supplies to (a) Company under this Agreement for (i) development of an IVD Test Kit, and (ii) to the extent expressly agreed by the Parties in the Development Plan for an IVD Test Kit, inclusion in such IVD Test Kit, or (b) a Customer for purposes of using an IVD Test Kit.  The Components are set forth on Exhibit A as it may be amended from time to time by mutual written agreement of the Parties.  The Components set forth on Exhibit A are and will be standard, “off the shelf,” non-custom consumables (e.g., MiSeqDx consumables) that are generally available to other customers in addition to Company, rather than custom consumables developed solely for Company.  The Custom Software is not a Component.

“Customer” means an end-user of an IVD Test Kit.

“Custom Software” is defined in Section 2.04(c).

“Development Plan” means the document executed by authorized representatives of each Party containing the designs and plans for carrying out the activities necessary to develop and seek Regulatory Approval for an IVD Test Kit and related Custom Software under this Agreement and, for each stage, sets forth the key target milestones, target timelines to milestones, anticipated functional resources needed from Illumina and the estimated time commitment from each such Illumina resource.

“Documentation” means all documentation necessary for Regulatory Approval of an IVD Test Kit or Custom Software in any country in the Territory, which documentation is owned or controlled by Illumina and its Affiliates and to which the Company is granted a right of reference pursuant to Section 9.03 below.  Documentation may include, among other things: (a) applications, registrations, licenses, authorizations, design control records, master files, and Regulatory Approvals concerning the applicable Components, Custom Software and IVD Hardware; (b) correspondence and reports submitted to or received from Regulatory Authorities; and (c) analytical, clinical, manufacturing and controls, and other data relied upon and submitted in support of any of the foregoing with respect to the applicable Components, Custom Software and IVD Hardware.

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“Excluded Activities” means any and all uses of a Component that (i) involve the disassembling, reverse-engineering, reverse-compiling, or reverse-assembling of the Components, or (ii) involve the separation, extraction, or isolation of components or elements of Components or other unauthorized analysis of the Components or their formulation.

“Excluded Fields” means any and all fields of use outside the Field.  Excluded Fields include, without limitation, human leukocyte antigen, forensic, microbial, and prenatal (including non-invasive prenatal) testing.

“Field” means diagnostic oncology testing in humans, including without limitation, prognostic, companion diagnostic, and disease classification testing.

“FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

“Gene Expression Profiling” means, notwithstanding any common usage, the detection in a biological sample of nucleic acids, such as DNA and/or RNA (including mRNA and/or miRNA), by nucleic acid sequencing using IVD Hardware of (i) synthetic DNA probes added to the sample prior to sequencing (“Protection Probes”) or (ii) portions of DNA and/or RNA targeted by Protection Probes or (iii) amplicons of (i) or (ii).

“Illumina Intellectual Property Rights” means any and all Intellectual Property Rights owned or controlled by Illumina or its Affiliates that cover Components, Custom Software, or IVD Hardware but only to the extent such Intellectual Property Rights are required to use Components, Custom Software, or IVD Hardware with an IVD Test Kit as authorized under this Agreement in the applicable Field without infringing such Intellectual Property Rights.

“Intellectual Property Right(s)” means all rights in patent, copyrights (including rights in computer software), know-how, trademark, service mark and trade dress rights and other industrial or intellectual property rights under the Laws of any jurisdiction, whether registered or not and including all applications or rights to apply therefor and registrations thereto.

“IVD Hardware” means Illumina’s nucleic acid sequencing instrument labeled by Illumina for human in-vitro diagnostic use on which the IVD Test Kit will be designed to work.  IVD Hardware includes embedded software and may include ancillary software necessary for the operation of the IVD Hardware, but for clarity the Custom Software is not part of IVD Hardware for purposes of this definition.  The IVD Hardware is set forth in Exhibit B as it may be amended from time to time by mutual written agreement of the Parties.

“IVD Test Kit” means a Gene Expression Profiling test for use in the Field with Custom Software, IVD Hardware, and Components, which test is developed and commercialized pursuant to this Agreement and comprises at least (i) test-specific elements supplied by Company (e.g., probes, primers, and enzymes); and (ii) data analysis/interpretation software developed by Company that accepts IVD Hardware standard output files, which is separate and distinct from Custom Software.  To the extent the Parties expressly agree in the Development Plan for such IVD Test Kit, an IVD Test Kit may include Components supplied to Company by

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Illumina under this Agreement.  Each IVD Test Kit will be described in detail in the applicable Development Plan.

“Law” means all statutes, statutory instruments, regulations, ordinances, or legislation to which a Party is subject; common law and the law of equity as applicable to the Parties; binding court orders, judgments or decrees; industry code of practice, guidance, policy or standards enforceable by law; and applicable, directions, policies, guidance, rules or orders enforceable by law made or given by a governmental or regulatory authority.

“Revenue” means the gross amount invoiced by Company and its Affiliates to independent third parties for the sale, transfer, or other disposition of IVD Test Kits or license of the Custom Software in the Territory, less the following items as applicable to such IVD Test Kits or Custom Software to the extent actually taken or incurred with respect to such sale and all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, in accordance with GAAP (except as otherwise provided below):

(a)credits or allowances for returns, rejections, recalls, or billing corrections;

(b)separately itemized invoiced freight, postage, shipping and insurance, handling and other transportation costs;

(c)sales, use, value added, medical device and other taxes (excluding income taxes), tariffs, customs duties, surcharges and other governmental charges levied on the production, sale, transportation, delivery or use of the IVD Test Kits or Custom Software in the Territory that are incurred at time of sale or are directly related to the sale;

(d)any quantity, cash or other trade discounts, rebates, returns, refunds, charge backs, fees, credits or allowances, retroactive price reductions and billing corrections; and

(e)written-off bad debt not to exceed 4% of the cumulative amounts invoiced, net of (a) – (c), for the pertinent Period (defined in Section 7.01).

Except as otherwise permitted in this definition, no deductions shall be made for commissions paid to individuals or entities, or for cost of collections.  Company’s transfer of IVD Test Kits or Custom Software to an Affiliate (unless such transfer is a final sale to an Affiliate end-user) will not be included in Revenue.  For the avoidance of doubt, gross amount invoiced by Affiliates for sale, transfer or other disposition of the IVD Test Kits or license of Custom Software in Territory is included in Revenue.  If an IVD Test Kit is sold, transferred or otherwise provided, or Custom Software licensed, to a third party in a manner that is not an arm’s-length transaction (e.g., at no charge or without an invoice), then Revenue will include the amount deemed to have been invoiced to that third party at the Running Average Revenue; provided that, no invoice amounts will be imputed to or assessed on IVD Test Kits or Custom Software that (i) are used solely in pre-clinical or clinical trials, or (ii) do not exceed [***]% of the total amount of IVD Test Kits sold, transferred, or otherwise disposed of, or Custom Software licensed (as the case may be), in the corresponding Period (defined in Section 7.01) and are (A) used for internal research,

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development or manufacturing studies, testing, verification, validation or quality assurance; (B) distributed free of charge or at fully allocated manufacturing costs in the course of research conducted in furtherance of IVD Test Kit development or Regulatory Approvals; or (C) distributed free of charge for product evaluation purposes or other promotional efforts, compassionate use or any indigent patient program.  If an IVD Test Kit is sold, transferred, or otherwise provided, or Custom Software licensed, to a distributor that is not an Affiliate for re-sale, then the amount invoiced to the distributor shall be multiplied by [***] in calculating Revenue.

In the case of a service performed by Company or its Affiliate for a third party that employs an IVD Test Kit and Custom Software, Revenue shall include the Running Average Revenue for the IVD Test Kits and Custom Software used in the services.

“Other IP” means any and all Intellectual Property Rights of third parties (excluding Illumina’s Affiliates) to the extent pertaining to or covering the Fields and the use of the IVD Test Kits in the Fields (excluding general uses of the Components not in regard to any specific field of use) or compositions in the IVD Test Kit other than the Components.  By way of non-limiting example, third party Intellectual Property Rights for non-invasive pre-natal testing, for specific diagnostic methods, for specific forensic methods, or for specific nucleic acid biomarkers, probe sequences, or combinations of biomarkers or sequences, are examples of Other IP.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, Governmental Authority or other entity of any kind.

“Regulatory Approval” means all approvals, licenses and consents, clearances and CE marking from applicable governmental authorities (if any) required to commercialize, as the context requires, an IVD Test Kit, Custom Software, IVD Hardware, or Components  in any country in the Territory (including without limitation all applicable pricing and governmental reimbursement approvals).

“Regulatory Authority” means the FDA or any other person, organization or agency having competent jurisdiction to grant Regulatory Approval in each applicable jurisdiction of the Territory.

“Running Average Revenue” means the average of gross selling price of an IVD Test Kit and/or Custom Software (as the context requires) less allowable deductions (those set forth in (a) – (e) in the Definition of “Revenue” above) in the applicable country during any relevant Period (defined in Section 7.01) determined in reference to sales of IVD Test Kits and/or Custom Software (as the context requires) in similar quantities as those involved in the underlying activity for which that determination is being made.

“Standard Terms” means Illumina’s standard terms and conditions of sale applicable to such product, as such standard terms and conditions may be updated from time to time pursuant to Illumina’s prevailing practices.

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“Term” is defined in Section 11.01.

“Territory” means worldwide, except where prohibited by Law.

Article II.
Development of IVD Test Kits

2.01IVD Test Kits.  Subject to the terms and conditions of this Agreement, Company may develop, make (or have made), use and commercialize (including, selling and importing and having sold and imported) IVD Test Kits.  Each IVD Test Kit will be intended and labeled for use in one of the Fields.  If Company wishes to develop IVD Test Kits for use outside of the Fields, Company must negotiate new terms and conditions with Illumina for such additional IVD tests; provided, however, Illumina is under no obligation to enter into such negotiations or to complete such negotiations.

2.02Development Plans.

(a)As of the Effective Date, the Parties have already entered into and begun performing under the First Development Plan concerning the first IVD Test Kit to be developed under this Agreement.  The terms and conditions of the Original Agreement shall apply to any liability that accrued under the Original Agreement or First Development Plan prior to the Effective Date.  For clarity, HTG is not obligated to pay a Custom Software installation fee as provided in Section 2.07(a) under the First Development Plan.

(b)Any additional IVD Test Kits will be described in additional Development Plans, each of which will be added to this Agreement by an amendment pursuant to Section 14.10.  Illumina will not unreasonably withhold its agreement to add additional IVD Test Kits to this Agreement pursuant to one or more Development Plans that are on commercially reasonable terms consistent with this Agreement and the First Development Plan; provided however, that Illumina may withhold its agreement, in its sole and absolute discretion, to any additional IVD Test Kit and/or corresponding Development Plan that: (i) utilizes IVD Hardware that has not been utilized in prior IVD Test Kit Development Plans under this Agreement; (ii) utilizes a Component that has not been utilized in prior IVD Test Kit Development Plans under this Agreement; or (iii) would cause Illumina or its Affiliate not to comply with Law, or result in a breach of any agreement, contract or other arrangement to which Illumina or its Affiliate is a party.

(c) Notwithstanding anything to the contrary in this Agreement, the Parties recognize that each Development Plan is speculative and uncertain in its nature.  The Parties provide no assurance that a Development Plan will result in an IVD Test Kit that is useful or capable of Regulatory Approval despite the use of Commercially Reasonable Efforts.  Accordingly, the Parties provide no warranty or assurance regarding the results of any Development Plan and they will not be in breach of this Agreement solely for any failure of the Development Plan to achieve its commercial objectives.

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2.03Company Development Responsibilities.  Company shall timely take Commercially Reasonable Efforts to:

(a)Subject to Illumina’s fulfillment of its responsibilities in Section 2.04 below, conduct the Development Plan;

(b)seek, obtain, and maintain Regulatory Approvals for each IVD Test Kit and related Custom Software as set forth in the Development Plan, subject to Company’s right to discontinue development or commercialization of an IVD Test Kit and related Custom Software in its sole discretion;

(c)purchase, at its own expense, as it deems necessary, and when supplied in accordance with the terms and conditions of this Agreement, the IVD Hardware required to conduct the Development Plan from Illumina, Illumina’s Affiliate, or its authorized distributor; and

(d)purchase, at its own expense, the Components required to conduct the Development Plan from Illumina when supplied in accordance with the terms and conditions of this Agreement.

2.04Illumina Development Responsibilities.  Illumina shall timely take Commercially Reasonable Efforts to:

(a)Provide the development and regulatory support relating to the Components, Custom Software and the IVD Hardware (as they relate to the IVD Test Kit) as specified in the Development Plan, up to a reasonable maximum number of hours specified in the Development Plan starting no later than 90 days after both Parties signing of the Development Plan (unless otherwise agreed to by the Parties);

(b)to the extent not specified in the Development Plan and as is otherwise required by a Regulatory Authority in a country agreed to by the Parties in the Development Plan, provide such additional appropriate and timely support and Documentation for the IVD Hardware, Custom Software, and Components for each IVD Test Kit submission to a Regulatory Authority, subject to Sections 2.05(a) and 9.03 and the fees set forth in Section 2.06(b);

(c)develop a custom test execution software module for use on the IVD Hardware with the IVD Test Kit, pursuant to the Development Plan and Section 3.07 (the “Custom Software”)

(d)supply the IVD Hardware to Company when ordered in accordance with the terms and conditions of this Agreement; and

(e)supply the Components required to execute the Development Plan when ordered in accordance with the terms and conditions of this Agreement.

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2.05Joint Responsibilities.  The Parties agree to timely take Commercially Reasonable Efforts to:

(a)Consider any guidance and feedback obtained from Regulatory Authorities, including that obtained during pre-submission meetings (or foreign equivalent) and work together, in good faith, to negotiate a corresponding amendment to the Development Plan (e.g., timelines, scope, or limits to support) or other provisions of this Agreement in a mutually acceptable manner, subject to the following and without limiting Section 2.06(b):

(i)if Illumina’s performance under such amended Development Plan exceeds the amount of hours contemplated for Illumina support in the original Development Plan by more than [***]%, then Illumina shall not be obligated to perform any such excess hours (e.g., if the original Development Plan contemplated [***] hours of Illumina support, then Illumina shall be permitted to cease performance under the Development Plan after it performs an additional [***] hours of support under the amended Development Plan), and Company shall be permitted, in its discretion and at its expense to perform the remainder of Illumina’s obligations under the Development Plan to the extent feasible; and

(ii)if Company’s performance of the remainder of Illumina’s obligations described above is not feasible or would not, in Illumina’s discretion, satisfy the Regulatory Authorities, then the Parties shall in good faith coordinate a wind down of the Development Plan (and of the Agreement if no other Development Plans can reasonably be performed in view of guidance and feedback from the Regulatory Authorities).

(b)agree on the final configuration of each IVD Test Kit; provided that, in the event of disagreement, Illumina shall have final decision making authority on the configuration of IVD Hardware, Components, and Custom Software, and Company shall have final decision making authority on all other matters of IVD Test Kit configuration (excluding the issue of whether or not Components will be included in an IVD Test Kit, which issue may only be resolved by the written agreement of both Parties in the applicable Development Plan).

2.06Initial Fee; Costs and Expenses During the Development of IVD Test Kits.

(a)Initial Fee.  Company has already paid to Illumina a one-time, non-refundable initial fee pursuant to the Original Agreement.

(b)Development and Regulatory Support Fees.  Company shall pay to Illumina an hourly fee at the rate of $[***] per hour for each hour of development and regulatory support provided by Illumina under a Development Plan that exceeds [***] total hours of support, unless Company is required to submit a PMA application, in which case the hourly fee would only apply to support in excess of [***] total hours.

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2.07Additional Payments. For each IVD Test Kit developed under this Agreement Company shall pay the following non-refundable and non-creditable payments to Illumina:

(a)

Upon Illumina’s installation of the Custom Software module for each IVD Test Kit, except the IVD Test Kit that is the subject of the First Development Plan, (payable once per IVD Test Kit, upon first installation on Company’s IVD Hardware): $[***]

(b)United States: Upon submission to FDA for each IVD Test Kit:

(i)510(k) application: $[***]

(ii)PMA application: $[***]

(c)Upon FDA clearance or approval of each IVD Test Kit: $[***]

(d)Upon first regulatory clearance/approval/registration by any Regulatory Authority of each IVD Test Kit, Company shall pay Illumina $[***] (note FDA approval, if first, will trigger payments under both (b) and (c)).

2.08No Significant Changes to Illumina’s Regulatory Scheme.  Notwithstanding anything in this Agreement to the contrary,

(a)If any guidance or feedback from a Regulatory Authority indicates that continuation of one or more Development Plan(s) would require a change to the Class II exempt status of the IVD Hardware and such change to exemption status cannot be avoided by changes to the Development Plan, then the Parties will use Commercially Reasonable Efforts to coordinate a wind down of the affected Development Plan(s).

(b)Illumina will not be required under this Agreement to obtain any new (as of the signature date of this Agreement (in its amended and restated form)) Regulatory Approvals for Components or IVD Hardware unless expressly specified in the applicable Development Plan.

(c)Illumina will not be required under this Agreement to provide any regulatory support for: (i) site-specific regulatory submissions before the FDA (or any similar submissions before any similar foreign Regulatory Authority); (ii) expansions of indications or uses of an IVD Test Kit in any field other than a Field (including technical changes and/or multiple kit versions to facilitate such claims); or (iii) expansions of uses of an IVD Test Kit for any sample type for which Illumina has not previously received regulatory clearance or approval for the corresponding Components and IVD Hardware.

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Article III.
Commercialization of IVD Test Kit

3.01IVD Test Kit Manufacturing and Commercialization; Custom Software Distribution.

(a)Company (i) may elect, in its sole discretion, to manufacture and commercialize, or, if applicable, cease to manufacture and commercialize, each IVD Test Kit and distribute, or if applicable, cease to distribute, the Custom Software in all or any part of the Territory; and (ii) shall be responsible to provide all Customer support for each IVD Test Kit, and, except as expressly provided in Section 3.07, the Custom Software; provided that Illumina shall provide product support to Company and its Customers for purchased Components and IVD Hardware consistent with the Standard Terms for such Components and IVD Hardware.

(b)Company shall refer to Illumina all Customer support inquiries that Company has reasonably determined to be caused by, or directed to, the IVD Hardware or Components used in connection with an IVD Test Kit.

3.02Company Decision Not to Commercialize.  The Parties acknowledge that Company retains at all times final decision making authority on whether or where to commercialize any IVD Test Kit or distribute any Custom Software developed under a Development Plan and this Agreement.  Without limiting the generality of the foregoing, Company shall not be in breach of this Agreement for any failure to manufacture or commercialize an IVD Test Kit or distribute the Custom Software for use with an IVD Test Kit.

3.03Co-Branding.  Unless both Parties agree differently in writing, the IVD Test Kit(s) shall not bear Illumina branding or labeling, provided that the Components and IVD Hardware shall retain the Illumina branding and labeling as provided by Illumina.  Communications between Company and Illumina pursuant to this Section shall be effective if transmitted electronically (e.g., by email) between representatives of the Parties’ Marketing groups.

3.04Components.  Except to the extent the Parties expressly agree otherwise in a Development Plan, IVD Test Kits will not include Components, and Illumina and its Affiliates will sell Components directly to Customers in the ordinary course of business.  In such case, Company shall, unless otherwise required by an applicable Regulatory Authority, cause IVD Test Kit labeling to direct Customers to purchase the Components required for use with the applicable IVD Test Kit from Illumina.  To the extent the Parties expressly agree in a Development Plan for a particular IVD Test Kit, Illumina may sell Components to Company for inclusion in the IVD Test Kit.  The Parties acknowledge that under such arrangement it may be necessary to add additional provisions to the Development Plan concerning the terms and conditions of sale of such Components from Company to its Customers as part of an IVD Test Kit.

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3.05Forecast.  Company shall, no later than the 1st day of each calendar month, provide a written non-binding forecast detailing Company’s reasonable, good-faith, estimates of: (i) the type and quantity of Components that Company anticipates requiring for IVD Test Kit development purposes to the extent not already specified in a Development Plan; and (ii) the type and quantity of Components that Company anticipates its Customers requiring in connection with their use of the IVD Test Kits during each of the following 12 months.

3.06Compliance. Company may not market, sell, or otherwise commercialize an IVD Test Kit or Custom Software in any jurisdiction where such activities are prohibited by Law, or in any manner prohibited by Law.  Company will promptly (within five business days of receipt) provide Illumina with copies of any and all correspondence received from any Regulatory Authority pertaining to obtaining or maintaining Regulatory Approval for an IVD Test Kit or Custom Software or otherwise concerning the commercialization of an IVD Test Kit or Custom Software.

3.07Custom Software.

(a)Illumina will develop the Custom Software pursuant to the Development Plan and in accordance with the specifications agreed-upon in the Development Plan.  The Parties will test the Custom Software as set forth in the Development Plan.  Company will be responsible for validating the Custom Software and its performance relative to the IVD Test Kit.

(b)As between the Parties, Illumina will retain ownership of the Custom Software.  Upon completion and validation of the Custom Software pursuant to the Development Plan, Illumina will deliver to Company an executable version of the Custom Software wrapped in an installer package, including written instructions for installation.  Subject to, and contingent upon compliance with, the terms and conditions of this Agreement, Illumina hereby grants to Company the personal, non-transferable (except as otherwise provided in Section 14.04), non-exclusive right during the Term or as otherwise provided in Section 11.01 to: (i) use the Custom Software for development of IVD Test Kits; (ii) distribute such installer package, solely in executable object code and in compliance with Illumina written instructions, to its Customers; (iii) install or cause the Customer to install the Custom Software on the Customers’ IVD Hardware by running such installer package, and (iv) notwithstanding any applicable Standard Terms, convey to the Customer the right to install and use such Custom Software in connection with the IVD Test Kit on the IVD Hardware.  Any purported transfer, grant, or other conveyance of the rights granted in this Section 3.07(b) (or any portion of such rights) is prohibited and will be null, void, and of no effect.  Subject to Company’s payment of the Revenue Share and material compliance with its obligations under this Agreement, Illumina covenants not to remove or disable the Custom Software installed on any Customer’s IVD Hardware, unless the Customer so requests or such removal or disabling is necessary to correct errors or defects with the IVD Hardware or the Customer’s use of the IVD Hardware.

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(c)Company will not receive access to the source code for the Custom Software.  Company may not, directly or indirectly, on its own behalf or by assisting or enabling any third party: (i) modify, adapt, improve, translate, reverse engineer, decompile, disassemble, or create derivative works of the Custom Software; (ii) attempt to defeat, avoid, by-pass, remove, deactivate, or otherwise circumvent any software protection mechanisms in the Custom Software, including without limitation, any such mechanism used to restrict or control the functionality of the Software, or (iii) attempt to derive the source code or the underlying ideas, algorithms, structure, or organization form of the Custom Software.

(d)As between the Parties, Company is solely responsible for distributing and otherwise commercializing the Custom Software.  Without limiting the generality of the foregoing, as between the Parties, Company is solely responsible for: (i) providing the Custom Software to its Customers, by distributing the installer package or installing or having installed the Custom Software as set forth in (b) above; and (ii) except to the limited extent expressly set forth in (e) below, supporting or having supported the Custom Software and its Customers’ use of the Custom Software.  For clarity, Company may only install, have installed, or allow its Customers to install, the Custom Software on the IVD Hardware for which it was designed, and for use with the IVD Test Kit for which it was designed, as specified in the applicable Development Plan.

(e)Company will test, validate, and accept the Custom Software pursuant to the Development Plan.  Following Company’s acceptance of the Custom Software pursuant to the Development Plan:

(i)if Illumina identifies any defect or malfunction in the Custom Software that interferes with the functionality of the Custom Software and other similar custom software modules developed for Illumina’s other in vitro diagnostic development partners for use with the IVD Hardware (a “Revealed Defect”), Illumina will notify Company and Illumina will remedy such Revealed Defect and deliver to Company a new version of the Custom Software (for distribution to its Customers pursuant to this Section 3.07) within a Commercially Reasonable period of time;

(ii)if Company identifies any other defect or malfunction in the Custom Software that interferes with the functionality of the Custom Software, the Parties will negotiate in good faith the terms under which Illumina will (if agreement is reached) remedy such malfunction at the hourly rate for other development work set forth in Section 2.06(b); and

(iii)if Company desires that Illumina provide any enhancements, modifications, or improvements to the Custom Software, the Parties will negotiate in good faith the terms under which Illumina may perform such work at the hourly rate for other development work set forth in Section 2.06(b).

(f)For clarity, Illumina will not be required to provide any enhancements, modifications, fixes, or improvements to the Custom Software except to the limited

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extent set forth in Section 3.07(e)(i) above or as the Parties may otherwise agree pursuant to Sections 3.07(e)(ii) or (iii) above.

Article IV.
Purchase of IVD Hardware

4.01Company Use.  During the Term Company shall, in its sole discretion as needed for IVD Test Kit research and development, purchase, for its internal use only (except as provided in Section 4.03), all of its requirements for IVD Hardware from Illumina, an Illumina Affiliate, or an authorized Illumina distributor/reseller.

4.02Company Customers.  During the Term Company shall advise Customers of its IVD Test Kit that Illumina, an Illumina Affiliate, or an authorized Illumina distributor/reseller are the only sources for purchase of IVD Hardware that produce the standard output files necessary for the analysis/interpretation software included in or with such IVD Test Kit.

4.03Reagent Rental Program.  If Company wishes to implement a reagent rental program that includes the IVD Hardware, it shall purchase the IVD Hardware for such program from Illumina and lease such IVD Hardware to its Customers; provided, however, it may not resell, loan, or otherwise transfer any of these IVD Hardware.  Under a reagent rental arrangement, Company would purchase the IVD Hardware and Illumina would install (or have installed on its behalf) the IVD Hardware at the Customer facility, and Company would supply the I VD Test Kit to such Customer.  Company and Illumina agree to negotiate in good faith regarding a separate written agreement regarding any reagent rental program.  Nothing in this Section 4.03 shall limit Company from implementing a reagent rental program that does not include the IVD Hardware.

Article V.
Quality

5.01Quality Audits.  During the Term of this Agreement, Illumina agrees to allow Company (at Company’s sole expense) to audit Illumina’s operations that pertain to Components, Custom Software or the IVD Hardware, upon [***] days’ prior written notice, during normal business hours, no more often than once per calendar year, unless otherwise required more often by an applicable Regulatory Authority, only to the extent necessary to satisfy Company’s obligations under applicable Law.  Such notice will list the names, titles, and affiliations of every Company representative that Company wishes to attend the audit.  Illumina may in its reasonable discretion deny access to any person on such list (by providing Company with reasonable prior notice), and may deny access to any person not included on such list.  The locations, times, dates, scope, and goals for such audits must be reasonably agreed upon in writing by the Parties prior to commencement of the audit; provided that audit scope or goals required by an applicable Regulatory Authority shall be deemed mutually approved by the Parties.   Illumina shall reasonably cooperate in the conduct of any audit conducted pursuant to this section.  Company will comply with all of Illumina’s reasonable directions when conducting any

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audit.  All information learned by Company in the course of such audit is Illumina Confidential Information.  If requested by Illumina, Company will cause any person conducting the audit to sign Illumina’s confidentiality agreement prior to conducting such audit; provided that the terms thereof are substantially similar to the confidentiality obligations in this Agreement.  Company will issue, in writing, to Illumina all findings of any such audit within 30 days of the audit.

5.02Product Changes.

(a)As used in this Article V, the period of time commencing on the Effective Date and ending six years thereafter is referred to as the “Change Period.”  Company acknowledges that Illumina is constantly innovating and developing new products and new versions of products.  Illumina acknowledges that voluntary changes to IVD Hardware and/or Components incur costs and risks for both Parties, and will only be considered during the Change Period with sufficient rationale and justification.  With respect to IVD Hardware, Illumina does not intend to make material changes during the Change Period.  Illumina will provide Company with written notice of any material voluntary change to IVD Hardware during the Change Period that would require implementation at Customer sites as a field upgrade, at least [***] prior to making such change.  With regard to Components, Illumina will provide Company with written notice of any material voluntary changes to form, fit, or function during the Change Period at least [***] prior to making such change, in order to allow Company to plan accordingly.  As used in this paragraph and in (b) below, a material change is a change that Illumina reasonably expects to require Company to make a filing or submission to any Regulatory Authority in connection with obtaining or maintaining Regulatory Approval for the IVD Test Kit.

(b)Illumina reserves the right to make changes to IVD Hardware and Components due to safety, applicable Laws, regulatory requirements, or failure to conform to specifications, and may be required to make changes caused by Force Majeure.  Illumina will notify Company in writing of any such material changes during the Change Period.  Following such notice, and upon Company’s reasonable request, Illumina will discuss with Company the steps necessary to migrate to successor instruments or modified Components, if any, and use Commercially Reasonable Efforts to assist Company with such transition in accordance with this Agreement.

(c)Other than the changes described in (a) and (b) above, Illumina will continue to sell and provide support for the IVD Hardware and Components in the original form used for development and regulatory submission on the terms set forth herein throughout the Change Period.  Illumina makes no guarantee that the IVD Hardware or Components will be manufactured or sold following the Change Period.  Unless expressly stated otherwise in this Agreement, including as set forth in (a) and (b) above, Illumina is under no obligation to notify Company of any other changes to existing products or development of new products.  Prior to expiration of the Change Period, the Parties will discuss and, upon Company’s request, negotiate in good faith, the

14	*** CONFIDENTIAL TREATMENT REQUESTED

terms of a potential transition of the affected IVD Test Kit(s) for use with newer IVD Hardware and/or Components.

(d)Company acknowledges that Illumina may make changes to the design, components, manufacturing methods and protocols, usage protocols, and other aspects of any IVD Hardware and/or Components provided by Illumina for Investigational Use Only prior to receiving Regulatory Approval for such IVD Hardware and/or Components, to the extent such changes are required for, or deemed necessary by Illumina for, such Regulatory Approval.  In such event Illumina will promptly notify Company of such changes prior to any implementation of those changes. Such changes are not subject to, and are excluded from, the other requirements of this Section 5.02.  Company acknowledges that such changes may impact studies already commenced or completed using such IVD Hardware and/or Components. Illumina will make available the data necessary to requesting regulatory bodies to demonstrate that any such changes have been appropriately validated, should a regulatory body request such information.

Article VI.
IVD Hardware and Components Pricing and Purchase Terms; Revenue Share

6.01IVD Hardware.  All IVD Hardware purchased by Company under this Agreement shall be purchased at Illumina’s then-current list price for such instrument at the time Company places an order for such instrument, unless separately negotiated, and the terms of such purchase shall be governed by the Standard Terms.  In the event of any conflict between such Standard Terms and conditions and this Agreement, this Agreement shall control.  In no event may anything in such Standard Terms be construed as preventing Company from using such IVD Hardware as expressly permitted by this Agreement.

6.02Components Pricing.  The price for Components purchased by Company for use under this Agreement, set forth in Exhibit A, shall [***] for such Components.  Each such purchase shall be governed by the Standard Terms.  In the event of any conflict between such Standard Terms and this Agreement, this Agreement shall control.  In no event may anything in such Standard Terms be construed as preventing Company from using such Components as expressly permitted by this Agreement.

6.03Revenue Share.  As partial consideration for the right to commercialize IVD Test Kits for use with IVD Hardware, Illumina’s development and regulatory support and other activities contemplated by this Agreement, Company shall pay Illumina [***]% of Revenue (such amount referred to as the “Revenue Share”) as set forth in Article VII.

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Article VII.
Records and Accounting

7.01Accounting.  During the Term and for 60 days after the close of the calendar quarter in which the Term ends, Company shall furnish to Illumina a written report within 45 days after the close of each calendar quarter (March 31, June 30, September 31 and December 31) (each calendar quarter, a “Period”) showing on a product-by-product and country-by-country basis (i) the kind and number of IVD Test Kits sold, transferred, or otherwise provided, (ii) the gross amount invoiced for sale of IVD Test Kits, (iii) the detailed calculation of Revenue during the Period, including permitted deductions, (iv) withholding taxes, if any, required by Law to be deducted, (v) the official exchange rates used in determining the Revenue Share earned by Illumina, and (vi) the amount of Revenue Share payable to Illumina.  The Revenue Share earned during a Period shall accompany such report.

7.02Payments.  All payments required under this Agreement shall be paid in the United States Dollars to the address applicable under Article XIII of this Agreement or to such other place as Illumina may reasonably designate in writing.

7.03Records.  During the Term and for 3 years thereafter, Company agrees to maintain written records with respect to its operations for such period pursuant to this Agreement in sufficient detail to reasonably enable Illumina or its designated accountants to confirm compliance with the terms of this Agreement and compute the amount of Revenue Share or other payments payable to Illumina.  Illumina may audit said records from time to time, on 30 days advance written notice to Company, during normal business hours to the extent necessary to verify the amount of Revenue Share or other payments due hereunder; provided Illumina shall not be entitled to perform more than one audit in any calendar year.  Any auditor shall execute a confidentiality agreement satisfactory to Company.  A copy of the auditor’s report shall be provided to both Company and Illumina at the same time.  Illumina shall pay the costs of said audit unless a cumulative underpayment of greater than 5% due for the Period(s) being audited is present, in which case Company shall reimburse Illumina for the reasonable expenses of the examination.  Illumina shall invoice Company for any amount due resulting from such an audit and Company shall pay such invoice no later than 30 days after its receipt.

Article VIII.
[Intentionally omitted]

Article IX.
Intellectual Property

9.01Development Right.  Subject to the terms and conditions of this Agreement, including without limitation payment of Revenue Share, Illumina grants to Company a limited, nonexclusive, non-transferable (except as otherwise provided in Section 14.04), right under the Illumina Intellectual Property Rights solely to use purchased Components and IVD Hardware to develop IVD Test Kits during the Term

16

solely for use with the IVD Hardware in a Field strictly in accordance with the terms and conditions of the Development Plan, provided that the grant of rights expressly excludes the Excluded Activities.

9.02Commercialization Right.  If and to the extent the Parties expressly agree in a Development Plan that the IVD Test Kit described in such Development Plan will include Components, subject to the terms and conditions of this Agreement, including without limitation payment of Revenue Share, Company’s purchase of Components under this Agreement during the Term will confer upon Company the non-exclusive, non-transferable (except as otherwise provided in Section 14.04), right under the Illumina Intellectual Property Rights to, during the Term:

(a) include such Components (in the form provided by Illumina as specified in the applicable Development Plan) in such IVD Test Kits developed in accordance with the terms and conditions of this Agreement,

(b) make, have made, market, distribute and have distributed, sell and have sold, offer for sale and have offered for sale, import and have imported the IVD Test Kits including such Components for use in the applicable Field in the Territory strictly in accordance with the terms and conditions of this Agreement, including without limitation, the requirement that the IVD Test Kits be labeled for use with the IVD Hardware, and

(c) grant to Company’s Customers to whom the IVD Test Kits described in (a) are sold, transferred or otherwise disposed the right to use such IVD Test Kits in compliance with their intended use, labeling, and all other restrictions on use in this Agreement as an end-user.

The rights granted in this Section 9.02 expressly exclude any and all rights to (i) manufacture or have manufactured Components, (ii) use, have used, sell, have sold, offer for sale, and/or have offered for sale the Components in any form that is not part of or in connection with a complete IVD Test Kit described in (a), except to the extent those activities may be done in connection with replacements or repairs of elements of the IVD Test Kit, or (iii) perform any Excluded Activity.

Section 9.01 and this Section 9.02 alter the effect of the exhaustion of patent rights that would otherwise result if the sale of Components was made without restriction.

9.03Right of Reference.  Subject to the terms and conditions of this Agreement, including without limitation payment of Revenue Share, Illumina hereby grants to Company the right during the Term to permit the FDA (or applicable Regulatory Authority in a country of the Territory designated in the Development Plan) to refer to the Documentation for the IVD Hardware, Custom Software, and Components in support of seeking Regulatory Approval for the applicable IVD Test Kit and Custom Software, and to permit the FDA (or applicable Regulatory Authority in a country of the Territory designated in the Development Plan) to incorporate the information contained in such Documentation into the submission(s) for the IVD Test Kit and Custom Software

17

by reference or as otherwise required by a Regulatory Authority in a country of the Territory designated in the Development Plan for such IVD Test Kit and Custom Software, during the Term.  To the extent required by the FDA (or applicable Regulatory Approval in a country of the Territory designated in the Development Plan) Illumina will prepare and submit a letter of authorization documenting such right.

9.04Improvements.  Except as otherwise set forth in this section, Company hereby grants to Illumina and its Affiliates a nonexclusive, irrevocable, non-transferable (except as provided in Section 14.04), sublicensable, perpetual, worldwide, royalty free, fully paid up license in and to any and all Company owned or controlled Intellectual Property Rights that both (a) were created by or on behalf of Company in connection with the performance of a Development Plan and (b) are directed to any improvement, enhancement, alteration, or modification of IVD Hardware, Component, or Custom Software; such license to develop and commercialize products (including software) and services.  Notwithstanding anything to the contrary in this Section 9.04, Illumina and its Affiliates shall have no license (whether express or implied, by estoppel or otherwise ) or any other right, title or interest in any Intellectual Property Rights owned or controlled by Company that (i) existed or were conceived, in whole or in part, on or before the Effective Date, including, without limitation, any Intellectual Property Rights related in any way to nuclease-protection-based library preparation for targeted nucleic acid sequencing, (ii) is or was conceived or developed outside the scope of a Development Plan or this Agreement, (iii) is an improvement, enhancement, alteration, or modification of (i), or (iv) is an improvement, enhancement, alteration, or modification of (ii) except to the extent created by or on behalf of Company in connection with the performance of a Development Plan and directed to IVD Hardware, a Component, or Custom Software.

9.05All Rights Reserved.

(a)The rights conferred upon Company under Illumina Intellectual Property Rights are limited to those rights expressly stated in Section 9.01, 9.02, and 9.03 or elsewhere in this Agreement; no other right, title or interest (including any license or sublicense) under any Intellectual Property Rights of Illumina or its Affiliates is or are granted, expressly, by implication, by estoppel or otherwise, under this Agreement.  Illumina, on behalf of itself and its Affiliates (and their respective successors and assigns), retains all and does not waive the right to enforce their Intellectual Property Rights, including without limitation, the Illumina Intellectual Property Rights, and bring suit or proceedings against any person, including Company (and its Affiliates, and their respective successors, and assigns) that practices within such Intellectual Property Rights without authorization.

(b)The rights conferred upon Illumina and its Affiliates under Company’s Intellectual Property Rights are limited to those rights expressly stated in Section 9.04; no other right, title or interest under any Intellectual Property Rights of Company or its Affiliates is or are granted, expressly, by implication, by estoppel or otherwise, under this Agreement.  Company, on behalf of itself and its Affiliates (and their respective

18

successors and assigns), retains all right, title and interest in and does not waive the right to enforce their Intellectual Property Rights, including without limitation, the Company Intellectual Property Rights, and/or bring suit or proceedings against any person, including Illumina (and its Affiliates, and their respective successors, and assigns) that practices within such Intellectual Property Rights without authorization.

(c)Company understands that, from and after the Effective Date, (i) actual knowledge by Illumina, Illumina’s Affiliates, or their respective directors, officers, employees, or agents that Company is using Components in any manner or for any purpose outside the scope of the Illumina Intellectual Property Rights and Selected Fields in accordance with Section 9.01, 9.02, and 9.03 or outside of the scope of use permitted under this Agreement, does not (1) waive or otherwise limit any rights that Illumina, Illumina’s Affiliates or their respective successors and assigns, may have as a result of such unauthorized use of the Components, including without limitation, any rights or remedies available under the terms and conditions of this Agreement, or available at Law, (2) grant Company a license or other right to any Intellectual Property Rights of Illumina or Illumina’s Affiliates, whether by implication, estoppel, or otherwise with respect to such unauthorized use of the Components, and (ii) any trade usage, and any course of performance or course of dealing between Illumina and Company, will not be used to interpret the terms and conditions of this Agreement, including without limitation, the scope of the rights granted or conferred under this Agreement.

(d)Company agrees that (i) it may require Other IP to develop and commercialize IVD Test Kits without infringing the Intellectual Property Rights of third parties and (ii) Illumina has no obligation to identify any Other IP that Company may require to develop and commercialize IVD Test Kits. Notwithstanding anything in this Agreement to the contrary, Company assumes all risk associated with not obtaining any required rights to Other IP.

Article X.
Indemnification; Limitation of Liability; Insurance

10.01Indemnification Obligations.

(a)Illumina shall defend, indemnify and hold harmless Company, and its officers, directors, representatives, employees and successors and assigns (each a “Company Indemnitee”), against any and all claims, actions, complaints, demands, suits, proceedings, and causes of action of every kind brought by a third party (“Claims”) and related liabilities, damages, fines, penalties, expenses (including reasonable attorney’s fees) and losses of any and every kind (“Losses”) to the extent that the Claims and Losses relate to or arise out of:

(i)

any breach of, or inaccuracy in, any representation or warranty made by Illumina in this Agreement, but only to the extent not caused by Illumina’s reasonable reliance on any representation or warranty made by Company;

19

(ii)	the gross negligence or intentional misconduct of Illumina in performing or failing to perform its obligations under this Agreement; or
(iii)	Illumina’s development of or commercialization of the IVD Hardware or Components;
(iv)	damage to IVD Hardware or other Customer property to the extent caused by a Revealed Defect.

provided that, Illumina will not defend, indemnify, or hold harmless Company from or against any Claims to the extent arising out of (A) use of the IVD Hardware, Components, or Custom Software in a manner not permitted under this Agreement, (B) Company’s breach of this Agreement; or (C) any Claim for which Company is obligated to indemnify Illumina pursuant to (b) below.

In the event that Components are physically incorporated in an IVD Test Kit pursuant to a mutually approved Development Plan (“Incorporated Components”), the Parties agree to include in the applicable Development Plan a commercially-reasonable Illumina indemnification obligation for Claims alleging that the Incorporated Components or uses thereof as set forth in Illumina’s product labeling infringe the Intellectual Property Rights of a third party.

Unless expressly stated elsewhere (including (c) below), this Section states Illumina’s entire obligation under this Agreement to indemnify, defend and hold harmless Company and other Company Indemnitees.

(b)Company Indemnity.  Company shall defend, indemnify and hold harmless Illumina, its Affiliates, their collaborators and development partners that contributed to the development of the Components, and their respective officers, directors, representatives, employees, successors and assigns (“Illumina Indemnitee(s)”), against any and all Claims and related Losses to the extent the Claims and Losses relate to or arise out of:

(i)	personal injury or death proximally caused by the IVD Test Kit, but only to the extent not caused by the Component or IVD Hardware;
(ii)	Company’s sale in a jurisdiction of IVD Test Kit(s) without proper Regulatory Approval in such jurisdiction or other breach of Section 3.06,
(iii)

any breach of, or inaccuracy in, any representation or warranty made by Company in this Agreement, but only to the extent not caused by Company’s reasonable reliance on any representation or warranty made by Illumina;

(iv)	the gross negligence, or intentional misconduct of Company in performing or failing to perform its obligations under this Agreement,

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(v)	use, promotion, or commercialization by Company of an IVD Test Kit or Custom Software in a manner not permitted under this Agreement, or
(vi)

Claims alleging that Company’s development of or commercialization of the IVD Test Kit (including Company’s provision of the IVD Test Kit within Company or its Affiliates) infringe the Intellectual Property Rights of a third party, except to the extent such Claim would not have arisen but for the inclusion of Components in, or the use of Custom Software, Components or IVD Hardware for the IVD Test Kit.

provided that, Company will not defend, indemnify, or hold harmless Illumina from or against any Claims to the extent arising out of (A) Illumina’s breach of this Agreement; or (C) any Claim for which Illumina is obligated to indemnify Company pursuant to (a) above.

Unless expressly stated elsewhere (including in (c) below) , this Section states Company’s entire obligation under this Agreement to indemnify, defend and hold harmless Illumina and other Illumina Indemnitees.

(c)Product-related Indemnification.  Additionally, each Party will defend, indemnify, and hold harmless the other Party (and any other indemnitees expressly provided in the Standard Terms) for Claims and Losses relating to the purchase, manufacture, and use of IVD Hardware and Components purchased by Company from Illumina under this Agreement if and to the extent, and subject to all terms and conditions, provided in the Standard Terms.  For clarity, Illumina’s defense, indemnification, and hold harmless obligations with respect to the Components and IVD Hardware, and Company’s and its Customers’ purchase and use of such products, are limited to those obligations expressly provided in the Standard Terms for such products.

10.02Indemnity Procedure. The Parties’ indemnification obligations under this Article X are subject to the Party seeking indemnification (i) notifying the other, indemnifying Party promptly in writing of the claim, (ii) giving indemnifying Party exclusive control and authority over the defense of such claim, (iii) not admitting infringement of any Intellectual Property Right without prior written consent of the indemnifying Party, (iv) not entering into any settlement or compromise of any such action without the indemnifying Party’s prior written consent, and (v) providing all reasonable assistance to the indemnifying Party that the indemnifying Party requests and ensuring that its officers, directors, representatives and employees and  other indemnitees likewise provide assistance (provided that indemnifying Party reimburses the indemnified Party(ies) for its/their reasonable out-of-pocket expenses incurred in providing such assistance).  An indemnifying Party will not enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that would adversely affect the indemnified party, or settle a dispute without the prior written consent of the indemnified Party, which consent not to be unreasonably withheld, conditioned, or delayed.

21

10.03Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY LAW, NEITHER PARTY MAKES ANY (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, EITHER IN FACT OR BY OPERATION OF LAW, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ILLUMINA MAKES NO CLAIM, REPRESENTATION, OR WARRANTY OF ANY KIND AS TO THE UTILITY OF THE COMPONENTS FOR COMPANY’S INTENDED USES.

10.04Company Liability Cap.  EXCEPT FOR: (I) ITS INDEMNIFICATION OBLIGATIONS, (II) ITS WILLFUL MISCONDUCT, (III) ITS REVENUE SHARE OBLIGATIONS, OR (IV) ITS MATERIAL BREACH OF ARTICLE XII OR (V) ITS BINDING COMMITMENTS TO PURCHASE COMPONENTS OR IVD HARDWARE FOR PURPOSES OF THIS AGREEMENT PURSUANT TO ONE OR MORE ISSUED AND ACCEPTED THEN-PENDING PURCHASE ORDERS, EACH OF WHICH SHALL HAVE NO LIMIT, AND TO THE EXTENT PERMITTED BY LAW, COMPANY’S TOTAL AND CUMULATIVE LIABILITY TO ILLUMINA FOR ANY CLAIM BETWEEN THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL IN NO EVENT EXCEED [***].

10.05Illumina Liability Cap.  EXCEPT FOR (I) ITS INDEMNIFICATION OBLIGATIONS, (II) ITS MATERIAL BREACH OF ARTICLE XII, OR (III) ITS WILLFUL MISCONDUCT, WHICH SHALL HAVE NO LIMIT, AND TO THE EXTENT PERMITTED BY LAW, ILLUMINA’S TOTAL AND CUMULATIVE LIABILITY TO COMPANY FOR ANY CLAIM BETWEEN THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, SHALL IN NO EVENT EXCEED [***].

10.06Limited Liability.  EXCEPT FOR LIABILITY FOR MATERIAL BREACH OF ARTICLE XII, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, LOST PROFITS, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE

22	*** CONFIDENTIAL TREATMENT REQUESTED

POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 10.06 shall not be construed to limit either party’s indemnification obligations.

10.07Insurance. Each Party shall obtain and maintain insurance coverage as follows: (i) a policy for liability (including professional and errors & omissions) in the amount of no less than US$[***] per occurrence, and (ii) separately a policy for commercial general liability and public liability insurance in the amount of no less than US$[***], in the case of each of (i) and (ii) to protect the Other Party’s Indemnitees under the indemnification provided hereunder.  Upon request, each Party shall provide the other Party appropriate certificates of insurance.  Such policies shall provide a waiver of subrogation against Illumina as an additional insured and contain no cross-liability exclusion.  For those Losses that a Party has an obligation to defend under Section 10.01 above, that Party’s insurance coverage will be primary over any other potentially applicable insurance.  Each Party shall maintain such insurance at all times during the Term and for a period of 3 years thereafter.

Article XI.
Term and Termination

11.01Term.  The term of this Agreement shall begin on the Effective Date, and unless this Agreement is earlier terminated as provided under Section 11.04 below, this Agreement will expire upon the date 10 years after the Effective Date (“Term”).  Notwithstanding the expiration or any earlier termination of this Agreement other than a termination by Illumina under Section 11.04(a), with regard to any IVD Test Kits that physically incorporate Components pursuant to a mutually agreed Development Plan, the rights granted to Company pursuant to Sections 3.07(b) and 9.02 shall continue through the date on which the last of the Components purchased by Company hereunder is sold and, with respect to the rights granted under Sections 3.07(b) and 9.02 (c), until the IVD Test Kit containing such Component is used by the end user in compliance with the IVD Test Kit’s intended use, labeling, and all other restrictions on use in this Agreement.  Further, notwithstanding the expiration or any earlier termination of this Agreement other than a termination by Illumina under Section 11.04(a), the rights granted to Company pursuant to Section 3.07(b) shall continue, subject to Company’s payment of the Revenue Share, for so long as Company commercializes one or more IVD Test Kits that was developed during the Term or pursuant to the First Development Plan and that do not physically incorporate Components.  Company acknowledges that Illumina shall have no continuing performance obligations vis a vis IVD Hardware, Components or Custom Software upon the expiration or earlier termination of this Agreement.

11.02[Intentionally omitted]

11.03Termination of a Development Plan.  Company reserves the right to terminate an individual Development Plan at any time by providing Illumina with thirty (30) calendar days’ prior written notice to that effect.  In such event, during such thirty

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(30) day period, the Parties will agree upon and conduct an orderly wind down of any ongoing activities being performed under the relevant Development Plan.  The termination of an individual Development Plan without concomitant termination of the Agreement shall not affect the Parties’ rights and obligations with respect to any other Development Plan (and corresponding IVD Test Kit) that is then pending or that later may be developed pursuant to Article II and this Agreement will otherwise remain in effect excepting the terminated Development Plan.

11.04Early Termination. Without limiting any other rights of termination expressly provided in this Agreement or under Law, this Agreement may be terminated early as follows:

(a)Breach of Provision.  If a Party materially breaches this Agreement and fails to cure such breach within 30 days after receiving written notice of the breach from the other Party, or if a breach is not curable, then the non-breaching Party shall have the right to terminate this Agreement or, as applicable, the Development Plan under which the material breach as occurred, with immediate effect by providing written notice of termination to the other Party.  Notwithstanding the foregoing, and without limiting any other right or remedy of Illumina, breach by Company of any term in Article IX under this Agreement, including without limitation, Company’s use of Components outside of the rights in the Fields expressly granted to Company under this Agreement, gives Illumina the right to seek injunctive relief and/or to terminate this Agreement with immediate effect upon written notice.  If this Agreement is terminated for Illumina’s uncured material breach, as upheld by a court of competent jurisdiction (including the exhaustion of all timely appeals), in addition to any other right or remedy available to Company under this Agreement or at Law or equity, Illumina must refund, on or before the date thirty days after the effective date of termination, the Initial Fee and any payments made by Company pursuant to Section 2.07 (Additional Payments).

(b)Bankruptcy and Insolvency.  A Party may terminate this Agreement, effective immediately upon written notice, if the other Party becomes the subject of a voluntary or involuntary petition in bankruptcy, for winding up of that Party, or any proceeding relating to insolvency, receivership, administrative receivership, administration liquidation or company voluntary arrangement or scheme of arrangement with its creditors that is not dismissed or set aside within 60 days.  In the event of any insolvency proceeding commenced by or against Company, Illumina shall be entitled to cancel any Purchase Order then outstanding and not accept any further Purchase Order until bankruptcy or insolvency proceeding is resolved.

(c)Termination for Change in Control.

(i) Company shall promptly notify Illumina in writing if it undergoes any Change in Control and shall provide Illumina, subject to Article XII, with the name of any parties to the transaction.  Illumina shall have 30 days after receipt of notice of the consummation of the Change in Control, to deliver written notice to Company or

24

its successor in interest terminating the Agreement due to the subject Change of Control.  Failure of Illumina to timely deliver notice of termination shall be deemed a waiver of Illumina’s right to terminate the Agreement with regard to the subject Change of Control.  Illumina agrees that it will not exercise of its right of termination unless (A) the Change of Control adversely affects litigation or enforcement of Illumina Intellectual Property Rights, or (B) the other party to the Change in Control transaction is a competitor of Illumina or its Affiliates in the [***] market.

(ii) Termination pursuant to this Section 11.04(c) shall become effective on the date that is 30 days after written notice of termination by Illumina, unless any Development Plans have been entered into and not completed as of the date of such notice, in which case, unless earlier terminated pursuant to other provisions of this Section 11.04, termination shall become effective on the earlier of: (A) the date that is one year after written notice of termination by Illumina; or (B) HTG’s termination of such Development Plans, or the commercial launch or abandonment by HTG of the IVD Test Kits that are the subject of such Development Plans.  During such period Illumina will be under no obligation to negotiate or enter into any new Development Plans.

(iii) “Change in Control” means a change of: (A) more than fifty percent of the outstanding voting securities of Company or of all the equity holders of Company that, alone or with other equity holders, owns, directly or indirectly, more than fifty percent of the equity interest of that equity holder; (B) the power or right to designate a majority of the directors of Company or of the equity holders of Company that, alone or with other equity holders, have the power to designate, directly or indirectly, a majority of the directors of Company; (C) the power to direct or cause the direction of the management or policies of  Company or of any entity that, alone or with others, has the power directly or indirectly, to direct or to cause the direction of the management or policies of  Company, or (D) any sale or transfer of all or substantially all of the assets of the Company and/or any of its subsidiaries in any single transaction or a series of related transactions.  For purposes of applying the preceding sentence, the change will be measured from the Effective Date.

(d)Termination for Convenience.  Company may terminate this Agreement for its convenience with 90 days prior written notice to Illumina.

11.05Right to Cease Delivery.  In addition to any other remedies available to Illumina under this Agreement or at Law, Illumina reserves the right to cease shipping Components to Company immediately if (1) Company uses the Components outside the scope of rights granted in Section 9.01, 9.02, and 9.03 or as otherwise conferred to Company in accordance with this Agreement, (2)  materially breaches any Company representation, warranty, covenant, or payment obligation made hereunder and fails to

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timely cure that material breach under Section 11.04(a), or (3) any Regulatory Authority prevents Illumina from manufacturing or supplying the Components; or prevents the sale of IVD Test Kits.

11.06Survival of Provisions.   All provisions that by their nature should survive expiration or earlier termination of this Agreement shall so survive, including, without limitation, all payment obligations, Articles I, VII (for the periods specified therein), X, XII, XIII and XIV, Sections 3.07(b) (to the extent set forth in Section 11.01 and unless the Agreement is terminated by Illumina pursuant to Section 11.04(a)), 5.01 (last sentence only), 6.03 (to the extent amounts are due for prior sales and to the extent that any IVD Test Kits are sold after termination or expiration), 9.02 (to the extent set forth in Section 11.01 and unless the Agreement is terminated by Illumina pursuant to Section 11.04(a), 9.04, and 9.05.  Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

Article XII.
Protection of Confidential Information

12.01Confidentiality.  The Parties acknowledge that a Party (the “Recipient Party”) may have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement.  In order to be protected as Confidential Information, information must be disclosed with a confidential or other similar proprietary legend and in the case of orally or visually disclosed information, the Disclosing Party shall notify the Recipient Party of its confidential nature at the time of disclosure and provide a written summary that is marked with a confidential or other similar proprietary legend to the Recipient Party within 30 days (email acceptable).  During the Term and for a period of 5 years after the expiration or earlier termination of this Agreement, (i) the Recipient Party shall hold the Disclosing Party’s Confidential Information in confidence using at least the degree of care that is used by the Recipient Party with respect to its own Confidential Information, but no less than reasonable care; provided that, the Recipient Party may disclose the Confidential Information of the Disclosing Party in furtherance of or in exercising its rights and fulfilling its obligations under this Agreement to its employees, contractors, officers, directors, representatives, and those of its Affiliates, under written confidentiality and restricted use terms or undertakings consistent with this Agreement; and (ii) the Recipient Party shall not use the Disclosing Party’s Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement.  The Confidential Information shall at all times remain the property of the Disclosing Party.  The Recipient Party shall, upon written request of the Disclosing Party, return to the Disclosing Party or destroy the Confidential Information of the Disclosing Party.  Notwithstanding the foregoing, the Recipient Party may maintain one copy of the Disclosing Party’s Confidential

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Information to be retained by the Recipient Party’s Legal Department for archival purposes only.

12.02Exceptions.  Notwithstanding any provision contained in this Agreement to the contrary, neither Party shall be required to maintain in confidence or be restricted in its use of any of the following: (a) information that, at the time of disclosure to the Recipient Party, is in the public domain through no breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliates by the Receiving Party; (b) information that, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement or breach of another obligation of confidentiality owed to the Disclosing Party or its Affiliate by the Receiving Party; (c) information that was in the Recipient Party’s or its Affiliate’s possession at the time of disclosure hereunder by the Disclosing Party unless subject to an obligation of confidentiality or restricted use owed to the Disclosing Party or its Affiliate; (d) information that is independently developed by or for the Recipient Party or its Affiliates without use of or reliance on Confidential Information of the Disclosing Party; or (e) information that the Recipient Party receives from a third party where such third party was under no obligation of confidentiality to the Disclosing Party or its Affiliate with respect to such information.  The occurrence of (a), (b), (c), (d) or (e) above shall not be deemed to grant to either Party any license or other right, express or implied, to any portion of the information or other proprietary rights of the other Party relating thereto.  Notwithstanding the exceptions of this Section 12.02, any compilation of otherwise public information in a form not publicly known shall be considered Confidential Information.

12.03Disclosures Required by Law.  The Recipient Party may disclose Confidential Information of the Disclosing Party or terms and conditions of this Agreement as required by court order, operation of law, or government regulation, including in connection with SEC or listing agency filings or submissions to regulatory authorities with respect to the Components, IVD Hardware or the IVD Test Kits; provided that, the Recipient Party promptly notifies the Disclosing Party of the specifics of such requirement prior to the actual disclosure, or promptly thereafter if prior disclosure is impractical under the circumstances, uses diligent and reasonable efforts to limit the scope of such disclosure or obtain confidential treatment of the Confidential Information if available, and allows the Disclosing Party to participate in the process undertaken to protect the confidentiality of the Disclosing Party’s Confidential Information including, without limitation, cooperating with the Disclosing Party in its efforts to permit the Receiving Party to comply with the requirements of such order, law, or regulation in a manner that discloses the least amount necessary, if any, of the Confidential Information of the Disclosing Party.

12.04Injunctive Relief.  Each Party acknowledges that any use or disclosure of the other Party’s Confidential Information other than in accordance with this Agreement may cause irreparable damage to the other Party.  Therefore, in the event of any such use or disclosure or threatened use or threatened disclosure of the Confidential Information of

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either Party hereto, the non-breaching Party shall be entitled, in addition to all other rights and remedies available at Law, to seek injunctive relief against the breach or threatened breach of any obligations under this Article XII.

12.05Disclosure of Agreement.  Except as expressly provided otherwise in this Agreement, neither Party may disclose this Agreement, the terms and conditions of this Agreement, including any financial terms thereof, and the subject matter of this Agreement to any third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding anything in this Agreement to the contrary, Company acknowledges and agrees that Illumina and its Affiliates, as healthcare companies, may, if required by applicable Law, disclose this Agreement, its terms, its subject matter, including financial terms (including without limitation, Illumina’s compliance with Sunshine Act).

Article XIII.
Notices

13.01Notices.  All notices required or permitted under this Agreement shall be in writing, in English, and shall be deemed received only when (a) delivered personally; (b) 5 business days after having been sent by registered or certified mail, return receipt requested, postage prepaid (or 10 business days for international mail); or (c) 1 business day after deposit with a commercial express courier specifying next day delivery or, for international courier packages, 2 business days after deposit with a commercial express courier specifying 2-day delivery, with written verification of receipt.  All notices shall be sent to the following or any other address designated by a Party using the procedures set forth in Section 13.02:

If to Illumina:	If to Company:
Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: Vice President, Corporate and Venture Development	HTG Molecular Diagnostics, Inc. 3430 E Global Loop Tucson, AZ 85706 Attention: Chief Executive Officer
With a copy to: Illumina, Inc. 5200 Illumina Way San Diego, CA 92122 Attn: General Counsel

13.02   Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party at such changed address.

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Article XIV.
Miscellaneous

14.01Mutual Representation and Warranties.  Each Party represents, warrants, and covenants that (a) it has the right and authority to enter into this Agreement without violating the terms of any other agreement; and (b) the person(s) signing this Agreement on its behalf has the right and authority to bind Company to the terms and conditions of this Agreement.  Each Party represents and warrants that neither it nor any of its employees involved in its performance under this Agreement has ever been debarred by a Regulatory Authority, including the FDA pursuant to Section 21 USC 335a.  Each Party covenants that if, during the Term, it or any of its employees becomes so debarred or subject to a proceeding that could subject that Party or that employee to such debarment, that Party will promptly notify the other Party in writing thereof.

14.02Publicity; Use of Names or Trademarks.  Each Party shall obtain the prior written consent of the other Party on all press releases or other public announcements relating to this Agreement, including its existence or its terms, provided that a Party is not required to obtain prior written consent of the other Party for press releases or public disclosures that repeat information that has been previously publicly disclosed.  Company and Illumina intend to announce their supply relationship in a press release and each agrees it will undertake good faith efforts to reach mutual agreement on the text for release within 30 days after the Effective Date.   Neither Party shall use the name or trademarks of the other Party without the express prior written consent of the other Party.

14.03Non-Exclusive Relationship. Each Party acknowledges and agrees that during the Term or thereafter nothing in this Agreement (except the obligation of Company to exclusively purchase Components and IVD Hardware from Illumina or its authorized distributors or resellers as set forth in Article VI) shall create any form of exclusive relationship between the Parties with respect to the subject matter of this Agreement, or prevent either Party from: (i) entering into competing business relationships with one or more third parties for the research, development and/or commercialization of any other product or service that might compete with any IVD Test Kit in any respect and/or (ii) conducting research, development and/or commercialization with respect to any product in any manner whatsoever outside the scope of this Agreement, including product that might compete with any IVD Test Kit, but in either case neither Party shall have the right to use the other Party’s Confidential Information and/or Intellectual Property in such activities.  Without limiting the generality of the foregoing, notwithstanding anything in this Agreement to the contrary, Company is free to independently develop, use, or commercialize nucleic acid detection assays (including nuclease-protection-based, nucleic acid sequencing assays) involving any or all of the targets in an IVD Test Kit and/or in a Selected Field or otherwise for any purpose (whether alone or in combination with any other product or service) and in collaboration with any third party (“Independent Development”); provided that, such Independent

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Development is expressly excluded from all rights granted to Company by this Agreement and all obligations of Illumina under this Agreement.

14.04Assignment.  Neither Party shall assign or transfer this Agreement or any rights or obligations under this Agreement, without the prior written consent of the non-assigning Party; provided that, subject to Illumina’s right to terminate the Agreement set forth in Section 11.04(c), Company may assign or transfer this Agreement in connection with a Change of Control without Illumina’s consent, and Illumina may assign or transfer this Agreement without Company’s consent pursuant to a transfer of all or substantially all of its business or assets, whether by merger, sale of assets, sale of stock or share capital, or otherwise.  Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns.

14.05Legal Compliance.  Nothing in this Agreement is intended, or should be interpreted, to prevent either Party from complying with, or to require a Party to violate, any and all applicable Laws.  Should competent legal counsel advising either Party reasonably conclude that any portion of this Agreement is or may be in violation of a change in a Law made after the Effective Date, or if any such change or proposed change would materially alter the amount or method of compensating Illumina for Components purchased by, or services performed for, Company, or would materially increase the cost of either Party’s performance hereunder, the Parties agree to negotiate in good faith written modifications to this Agreement as may be necessary to establish compliance with such changes and/or to reflect applicable changes in compensation necessitated by such legal changes, with any mutually agreed upon modifications added to this Agreement by written amendment in accordance with Section 14.10 of this Agreement.

14.06Independent Parties. Each Party hereby acknowledges that the Parties shall be independent contractors.  Nothing in this Agreement shall be construed to constitute Company or Illumina as a partner, joint venturer, agent or other representative of the other.  Each is an independent entity retaining complete control over and complete responsibility for its own operations and employees.  Nothing in this Agreement shall be construed to grant either Party any right or authority to assume or create any obligation on behalf of or in the name of the other; or to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

14.07Governing Law; Jurisdiction.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed and construed in accordance with the laws of the State of California, U.S.A., without regard to provisions on the conflicts of laws. The Parties agree that the United Nations Convention on Contracts for the International Sale of goods shall not apply to this Agreement.

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14.08Severability.  The terms and conditions stated herein are declared to be severable. If any paragraph, provision, or clause in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the Parties shall use good faith to negotiate a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

14.09No Waiver; Rights and Remedies.  The failure or delay of either Party to exercise any right or remedy provided herein or to require any performance of any term of this Agreement shall not be construed as a waiver, and no single or partial exercise of any right or remedy provided herein, or the waiver by either Party of any breach of this Agreement shall not prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.  Except as expressly provided in this Agreement, the rights and remedies of each Party under this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

14.10Entire Agreement; Amendment; Waiver.  This Agreement, together with its Exhibits and Development Plans, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties.  The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person or entity other than as expressly set out in the Agreement.  Each Party agrees that it shall have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.  Nothing in this Section 14.10 shall exclude or limit liability for fraud. No amendment to this Agreement (including its Exhibits and Development Plan(s)) will be effective unless in writing and signed by both Parties.  No waiver of any right, condition, or breach of this Agreement will be effective unless in writing and signed by the Party who has the right to waive the right, condition or breach and delivered to the other Party.

14.11Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.  This Agreement will become effective when duly executed by each Party hereto.  Electronically transmitted signatures shall be deemed original signatures for purposes of this Agreement.

14.12Illumina Affiliates; Third Party Beneficiaries.  Company agrees that Illumina may delegate or subcontract any or all of its rights and obligations under this Agreement to one or more of its Affiliates; provided that Illumina shall be solely responsible to Company for the performance and actions of its delegates or subcontractors.  Illumina invoices and other documentation may come from an Illumina

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Affiliate and Company shall honor those just as if they came directly from Illumina.  There are no third party beneficiaries to this Agreement.

14.13Cooperation.  Illumina and Company agree to execute any instruments reasonably believed by the other Party to be necessary to implement the provisions of this Agreement.

14.14Costs.  Each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement.

14.15Force Majeure.  Neither Party shall be in breach of this Agreement nor liable for any failure or omission to perform or delay in the performance of this Agreement if: (a) the failure or omission arises from any cause beyond the control of the party in question; and (b) steps that could be taken to mitigate or eliminate the cause of the failure or omission were not reasonably foreseeable or were not reasonably available or commercially practicable, and the failure or omission is not caused or exacerbated by the negligence of the non-performing Party.  Causes falling within clause (a) above include acts of God, fire, flood, tornado, earthquake, hurricane, lightning, any action taken by government or a regulatory authority, actual or threatened acts of war, terrorism, civil disturbance or insurrection, sabotage, labor disputes, or supply shortages (each an event of “Force Majeure”).  In the event of any such delay the delivery date for performance shall be deferred for a period equal to the time lost by reason of the delay.

14.16Headings and Certain Rules of Construction.  Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation hereof.  This Agreement has been negotiated in the English language and only the English language version shall control.  Any translation of this Agreement into a non-English language is for convenience only.  Whenever required by the context, the singular term shall include the plural, the plural term shall include the singular, and the gender of any pronoun shall include all genders.  As used in this Agreement except as the context may otherwise require, the words “include”, “includes”, “including”, and “such as” are deemed to be followed by “without limitation”, whether or not they are in fact followed by such words or words of like import, and “will” and “shall” are used synonymously.  The terms “hereof,” “herein,” “hereby,” and derivative or similar to refer to this entire Agreement.  Except as expressly stated, any reference to “days” shall be to calendar days, and “business day” shall mean all days other than Saturdays, Sundays or a national or local holiday recognized in the United States, and any reference to “calendar month” shall be to the month and not a 30 day period, and any reference to “calendar quarter” shall mean the first 3 calendar months of the year, the 4-6th calendar months of the year, the 7-9th calendar months of the year, and the last 3 calendar months of the year.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on, or any notice is deemed to be given on a Saturday, Sunday, or national holiday, the Party having such privilege or duty shall have until 5:00 pm PST on the next succeeding business day to exercise such privilege or to discharge such duty or the Party giving notice shall be deemed to have given notice on

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the next succeeding business day.  It is further agreed that no usage of trade or other regular practice between the Parties hereto shall be used to alter the terms and conditions of this Agreement.  Ambiguities, if any, in this Agreement shall not be construed against any particular Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.17Export. Company agrees that the Components, or any related technology provided under this Agreement, may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations thereunder (or the regulations and laws of another country).  Company agrees not to export or re-export the Components, or any related technology into any country in violation of such controls or any other laws, rules or regulations of any country, state or jurisdiction.

IN WITNESS WHEREOF, effective as of the Effective Date, each of the Parties has executed this Agreement by its duly authorized officer or representative.

Illumina, Inc. By: /s/ Jeffery S. Eidel Name: Jeffery S. Eidel Title: VP, Corporate & Business Development Date: June 2, 2017	HTG Molecular Diagnostics, Inc. By: /s/ Timothy B. Johnson Name: Timothy B. Johnson Title: Chief Executive Officer Date: May 31, 2017

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Exhibit A

COMPONENTS AND PRICING

Consumables:

IUO consumables, not for resale, for use in development and investigational use of IVD Test Kit(s) (as set forth in a Development Plan):

1.	IUO MiSeqDx “Universal” v3 600-cycle reagent kits including SBS reagent cartridges and flow cells, made available as provided for in the Development Plan
2.	Current price $[***] each kit
3.	[***]

IVD cleared consumables, not for resale (unless otherwise specified in Development Plan), for use in development and investigational use of IVD Test Kit(s) (as set forth in a Development Plan):

1.	IVD-cleared MiSeqDx reagent kits (same features as IUO kits above)
2.	Sold to Company at [***]

34	*** CONFIDENTIAL TREATMENT REQUESTED

exhibit B

IVD Hardware AND PRICing

Catalog #	Description	Current List Price
DX-410-100x	MiSeqDx	$[***]
SV-421-1001	Service Contract MiSeqDx	$[***]

Service contracts are per year (first year of Basic service is included in instrument sale)

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

35	*** CONFIDENTIAL TREATMENT REQUESTED